DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – NASDAQ)

DNB Financial Corporation
Announces Fourth Quarter and Full Year 2009 Results

(February 04, 2010 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest independent bank in Chester County, reported net income of $573,000 for the 2009 fourth quarter and net income of $1.6 million for the 2009 full year. This compares to a net loss of $230,000 for the fourth quarter of 2008 and net income of $809,000 for the 2008 full year. Earnings available to common shareholders for the fourth quarter of 2009 was $.16 on a diluted basis compared to a net loss of $0.09 per share for the same period in 2008. Earnings available to common shareholders on a diluted basis for the 2009 full year was $.41 compared to $.31 in 2008.

Net loans at December 31, 2009 grew $23.0 million or 6.83% compared to December 31, 2008, with most of this growth coming in the third and fourth quarters. The composite cost of funds for the fourth quarter of 2009 was 1.76% compared to 2.39% for the same period in 2008. Deposits rose by $98.9 million or 24.21%, to $507.3 million at December 31, 2009 compared to $408.5 million at December 31, 2008. Stockholder’s equity increased $12.9 million to $43.0 million at December 31, 2009 compared to $30.1 million at December 31, 2008. Non–interest expense for the three months ended December 31, 2009 declined 1.50% or $64,000 compared to the same period in 2008 and $141,000 or .84% for the full year 2009 compared to 2008.

The decline in non-interest expense for the year, was accomplished in spite of increases in FDIC insurance expense as a result of the one-time special assessment and increased premium rates, additions to the commercial lending staff in the third quarter to increase lending capacity in 2010, increases in employee benefits expense related to retirement costs and increased expense related to the maintenance of OREO. Combined these additional expenses totaled $1.3 million on a pre-tax basis.

William S. Latoff, Chairman and CEO said, “There is little debate that 2009 was a year of unprecedented economic challenge, change and uncertainty. Financial institutions all over the region have had to navigate the most challenging financial environment our country has seen since the Great Depression. While DNB was not immune to these financial challenges and changes, we managed to successfully navigate them. We remain as we have throughout our long history since 1860, a financially sound institution. We continued to grow and remain profitable, while many of our competitors did not. Our continued focus on fundamental banking, expense control and prudent decision making made us well positioned to face these challenges and continue our commitment to servicing our customers and community.”

Core deposits, consisting of demand, money market, NOW and savings accounts, increased $69.5 million in total or 26.04% compared to December 31, 2008 and $21.9 million or 6.96% when compared to September 30, 2009. Management continued to actively manage deposits during the quarter to control DNB’s cost of funds. DNB’s composite cost of funds for the fourth quarter of 2009 dropped 11 basis points to 1.76% compared to 1.87% for the three months ended September 30, 2009, and 19 basis points compared to 1.95% for the three months ended June 30, 2009. Time deposits increased $29.4 million compared to December 31, 2008.

Total assets at December 31, 2009 increased $100.9 million or 18.91% to $634.3 million, when compared to December 31, 2008. Net loan and lease balances at December 31, 2009 were up $23.0 million or 6.83% compared to December 31, 2008. The investment portfolio increased $80.0 million or 64.43% compared to December 31, 2008. Management’s investment strategy for DNB’s excess liquidity continues to be to seek investments with shorter durations offering superior cash flows and minimal extension risk, ensuring adequate funding for future loan growth.

William H. Hieb, President and COO, said, “We saw steady loan demand in the second half of 2009 and the announcement of the new lending team in the third quarter, as we previously mentioned, adds to our available resources for lending. We continue to manage our liquidity carefully to ensure adequate funding is available as business activity increases in 2010 and beyond. Further, we believe we have a unique opportunity to grow as the economy improves, in light of the financial difficulties other institutions in the area are experiencing.”

Capital remained strong at the end of the fourth quarter of 2009, as DNB’s tier 1 leverage ratio stood at 8.35% and its total risk-based capital ratio stood at 14.20%, well above the minimum levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes and also at levels management feels are appropriate at this time.

Net interest income for the fourth quarter of 2009 of $4.1 million, increased $318,000 compared to the same period in 2008. Interest expense was $2.6 million, down $471,000 or 15.27%, while interest income was $6.8 million, down $153,000 or 2.21%. The reduction in interest expense was due to lower rates on interest-bearing deposits and borrowings, offset in part by higher average balances. The decline in interest income was due to lower yields on earning assets as a result of declines in market interest rates on investment securities and loans, offset in part by higher average balances. The average yield on earning assets for the three months ended December 31, 2009 was 4.40%, compared to 5.23% for the same period in 2008. The average balance of earning assets was $611.0 million, an increase of $84.1 million or 15.96% over the same period in 2008. Average loan and lease balances increased 3.27% or $11.2 million compared to the fourth quarter of 2008. Net interest income for the 12 months ended December 31, 2009 was $15.3 million, an increase of $105,000 or ..69%, compared to the same period in 2008. Interest expense was $10.6 million, down $2.4 million or 18.54% and interest income was $25.9 million, a decrease of $2.3 million or 8.19%.

Non-interest income for the fourth quarter of 2009 was up $386,000 or 42.00% compared to the same period in 2008 primarily due to an increase in gains on the sale of securities and an increase in wealth advisory fees. Non-interest income for the full year of 2009 was up $99,000 or 2.25% compared to

2008 due to an increase in gains on the sale of securities, offset in part by lower service charges on deposits and an increase in net losses on the sale of OREO and other repossessed property.

As previously mentioned, in light of today’s weakened economy and the challenges facing financial institutions and commercial businesses alike, DNB is committed to continuing sound financial practices. As a result, at December 31, 2009, the allowance for credit losses was increased $741,000 or 16.16%, when compared to December 31, 2008 and as a percentage of loans and leases outstanding increased to 1.48% from 1.36% on those respective dates. A $475,000 provision for credit losses was taken in the fourth quarter and $1.2 million was taken for the full year, as net loans at December 31, 2009 increased $8.8 million compared to September 30, 2009 and $23.0 million compared to December 31, 2008. Non-performing loans at December 31, 2009 were flat compared to September 30, 2009 and as a percentage of loans and leases outstanding declined to 2.55%, compared to 2.63% at September 30, 2009 due to growth in the balances of our loans and leases.

Mr. Latoff concluded: “Looking ahead, it is clear that 2010 will not be without its challenges, but this management will remain true to its purpose, build our core business and focus on cost control and growth opportunities. We are committed to remaining financially sound, and will continue to serve our customers and communities through these difficulties times.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NASDAQ under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
EARNINGS:
Interest income	$6,759	$6,912	$25,948	$28,262
Interest expense	2,614	3,085	10,629	13,048
Net interest income	4,145	3,827	15,319	15,214
Provision for credit losses	475	777	1,175	2,018
Non-interest income	1,305	919	4,507	4,408
Non-interest expense	4,211	4,275	16,590	16,731
Income (loss) before income taxes	764	(306)	2,061	873
Income tax expense (benefit)	191	(76)	413	64
Net income (loss)	573	(230)	1,648	809
Preferred Stock Dividends	154	0	566	0
Net income (loss) available to common shareholders	419	(230)	1,082	809
Net income (loss) per common share, diluted	$0.16	$(0.09)	$0.41	$0.31

PERFORMANCE RATIOS:
Interest rate spread	2.64%	2.85%	2.61%	2.88%
Net interest margin	2.70%	2.91%	2.68%	2.96%
Return on average equity	5.21%	-2.90%	4.00%	2.51%
Return on average assets	0.36%	-0.17%	0.27%	0.15%

	December 31		December 31
	2009		2008
FINANCIAL POSITION:
Securities	$204,095		$124,126
Loan and leases	359,427		336,454
Allowance for credit losses	5,327		4,586
Total assets	634,347		533,447
Deposits	507,347		408,470
Borrowings	79,450		90,123
Stockholders' equity	42,975		30,058

EQUITY RATIOS:
Tier 1 leverage ratio	8.35%		7.46%
Risk-based capital ratio	14.20%		12.02%